Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

KVH Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-141404, 333-112341, 333-67556 and 333-08491 on Form S-8 of KVH Industries, Inc. our report dated March 12, 2009, with respect to the consolidated balance sheets of KVH Industries, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of KVH Industries, Inc.

/s/ KPMG LLP

Providence, Rhode Island
March 12, 2009